Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2013 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues from continuing operations up 7 percent to $6.7 billion, up 9 percent excluding currency changes
•	Fourth quarter diluted earnings per share from continuing operations up 27 percent to $0.76
•	Fiscal 2013 revenues from continuing operations up 8 percent to $25.3 billion, up 11 percent excluding currency changes
•	Fiscal 2013 diluted earnings per share from continuing operations up 11 percent to $2.69
•	NIKE Brand futures orders up 8 percent
•	Inventories as of May 31, 2013 up 7 percent

BEAVERTON, Ore., June 27, 2013 – NIKE, Inc. (NYSE:NKE) today reported fiscal 2013 financial results for its fourth quarter and full year ended May 31, 2013. For continuing operations, strong demand for NIKE, Inc brands drove fourth quarter revenue to $6.7 billion, up 7 percent, or 9 percent on a currency neutral basis. Fourth quarter diluted EPS from continuing operations grew faster than revenue, up 27 percent, mainly as a result of gross margin expansion, a lower effective tax rate and a lower average share count.

Fiscal 2013 revenues from continuing operations were $25.3 billion, up 8 percent, or 11 percent excluding the impact of changes in foreign currency. For continuing operations, fiscal 2013 diluted EPS growth outpaced revenue growth, up 11 percent to $2.69, primarily due to gross margin improvement, a lower tax rate and a lower average share count, which more than offset the impact of SG&A deleverage.

"Fiscal 2013 was a great year for NIKE, driven by our innovative products and the power of our brands,” said Mark Parker, President and CEO of NIKE, Inc. “And we’re excited about what lies ahead. We have the best leadership team in the industry and a deep innovation pipeline. Both are aligned against our biggest opportunities to drive growth, manage risk and drive long-term shareholder value."*

Fourth Quarter Income Statement Review - Continuing Operations

•
Revenues for NIKE, Inc. increased 7 percent to $6.7 billion, or up 9 percent on a currency neutral basis. Excluding the impact of changes in foreign currency, NIKE Brand revenues rose 8 percent with growth across each product type and in every geography except Western Europe and Greater China.  For the fourth quarter, NIKE Brand revenues were higher in Running, Basketball, Men’s Training, and Women’s Training, offsetting slight declines in Sportswear, Action Sports and Football (Soccer), which reflects comparisons to strong sales in advance of the European Football Championships in 2012. Revenues for Other Businesses grew 10 percent, including a 1 point reduction from changes in currency exchange rates, as revenues increased for each business during the quarter.

•
Gross margin increased 110 basis points to 43.9 percent. Gross margin benefited from pricing actions, easing materials costs and favorable comparisons to last year, when gross margin was reduced by higher investments in the Company’s digital business and an unanticipated customs assessment in the Emerging Markets geography. The positive impact of these factors was partially offset by higher labor costs, unfavorable changes in foreign exchange rates and higher discounts, particularly in Greater China as the Company continues to work with its retailers to optimize marketplace inventory.

•
Selling and administrative expenses grew at the same rate as revenue, up 7 percent to $2.0 billion. Demand creation expenses were $642 million, down 13 percent due to higher prior year spending in support of the European Football Championships, the Summer Olympics and key product launches. Operating overhead expense increased 19 percent to $1.4 billion due to additional investments in the Company’s wholesale and Direct to Consumer businesses.

•
Other expense, net was $13 million, primarily comprised of foreign currency exchange losses. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense, net, combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $18 million.

•
The effective tax rate was 22.8 percent compared to 23.9 percent for the same period last year. The decrease was primarily driven by a net reduction of tax reserves on foreign operations, partially offset by an increase in the percentage of earnings in higher tax jurisdictions.

•
Net Income increased 25 percent to $696 million while Diluted earnings per share increased 27 percent to $0.76, reflecting a 2 percent decline in the number of weighted average diluted common shares outstanding.

Fiscal 2013 Income Statement Review - Continuing Operations

•	Revenues for NIKE, Inc. were up 8 percent to $25.3 billion, up 11 percent on a currency neutral basis.
o
NIKE Brand revenues rose 11 percent excluding the impact of changes in foreign currency, driven by growth in each key category, product type and geography except Greater China. On a currency-neutral basis, NIKE Brand wholesale revenues increased 8 percent to $18.4 billion, while Direct to Consumer revenues grew 24 percent to $4.3 billion, driven by 14 percent growth in same store sales and new door expansion. As of May 31, 2013 the NIKE Brand had 645 DTC stores in operation as compared to 557 a year ago.

o	Revenues for Other Businesses grew 9 percent with no significant impact from changes in foreign currency exchange rates, driven by growth across all businesses.
•
Gross margin increased 10 basis points to 43.6 percent, primarily driven by higher selling prices and easing material costs. These positive factors were largely offset by higher labor costs, unfavorable changes in foreign exchange rates, a shift in the mix of the Company’s revenues to lower margin geographies, products and businesses, and higher discounts, particularly in Greater China.

•
Selling and administrative expenses grew at a faster rate than revenue, up 10 percent to $7.8 billion. Demand creation expense increased 5 percent to $2.7 billion due to marketing support for the European Football Championships, Summer Olympics and other key product and brand initiatives, as well as an increase in sports marketing expense. Operating overhead expense increased 13 percent to $5.0 billion due to additional investments made in the Company’s wholesale and Direct to Consumer businesses.

•
Other income, net was $15 million for the fiscal year, primarily comprised of non-operating items and net foreign currency related losses. For the year, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by $56 million.

•	The effective tax rate was 24.7 percent compared to 25.0 percent for fiscal 2012.
•
Net Income increased 9 percent to $2.5 billion and Diluted earnings per share increased 11 percent to $2.69, reflecting higher net income and a 2 percent decline in the number of weighted average diluted common shares outstanding.

May 31, 2013 Balance Sheet Review

•
Inventories for NIKE, Inc. were $3.4 billion, up 7 percent from May 31, 2012. NIKE Brand inventories increased 8 percent, with 6 percentage points of growth due to higher unit inventories to support future demand and the remainder driven by changes in foreign exchange rates and product costs.

•
Cash and short-term investments at period-end were $6.0 billion, $2.2 billion higher than last year mainly as a result of proceeds from the issuance of debt in the fourth quarter, proceeds from the sale of the Umbro and Cole Haan businesses, higher net income and continued focus on working capital management.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 4.2 million shares for approximately $242 million. For the fiscal year, the Company repurchased a total of 33.5 million shares for approximately $1.7 billion.

Repurchases for the fiscal year were made in conjunction with two approved repurchase programs. In the second quarter of fiscal 2013, the Company completed its previous four-year, $5 billion share repurchase program approved by the Board of Directors in September 2008 under which the Company purchased a total of 118.8 million shares. Having completed the previous program, the Company began repurchases under the four-year, $8 billion program approved by the Board of Directors in September 2012. Of the total shares repurchased during the fiscal year, 15.3 million shares for approximately $789 million were purchased under this program.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from June through November 2013 totaled $12.1 billion, 8 percent higher than orders reported for the same period last year. Changes in foreign currency exchange rates did not have a significant impact on total reported futures orders growth.*

Discontinued Operations

The Company continually evaluates its existing portfolio of businesses to ensure resources are invested in those businesses that are accretive to the NIKE Brand and represent the greatest growth potential and highest returns. During the 2013 fiscal year, the Company completed the divestures of the Umbro and Cole Haan businesses, allowing the Company to focus resources on driving growth in the NIKE, Jordan, Converse and Hurley brands.

For the 2013 fiscal year the Company’s net income from discontinued operations was $21 million, which represents the net gain on the sale of these two businesses, net of operating losses, divestiture transaction costs, and tax expense. As of May 31, 2013 the Company had substantially completed all transition services related to the sale of both businesses.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 27, 2013 to review fiscal fourth quarter and full year results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 4, 2013.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @NIKE.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the period ended May 31, 2013

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions, except per share data)	5/31/2013	5/31/2012	Change	5/31/2013	5/31/2012	Change
Income from continuing operations:
Revenues	$6,697	$6,236	7%	$25,313	$23,331	8%
Cost of sales	3,757	3,567	5%	14,279	13,183	8%
Gross profit	2,940	2,669	10%	11,034	10,148	9%
Gross margin	43.9%	42.8%		43.6%	43.5%

Demand creation expense	642	735	-13%	2,745	2,607	5%
Operating overhead expense	1,380	1,161	19%	5,035	4,458	13%
Total selling and administrative expense	2,022	1,896	7%	7,780	7,065	10%
% of revenue	30.2%	30.4%		30.7%	30.3%

Interest expense (income), net	3	1	-	(3)	4	-
Other expense (income), net	13	37	-65%	(15)	54	-
Income before income taxes	902	735	23%	3,272	3,025	8%
Income taxes	206	176	17%	808	756	7%
Effective tax rate	22.8%	23.9%		24.7%	25.0%

NET INCOME FROM CONTINUING OPERATIONS	696	559	25%	2,464	2,269	9%
NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS	(28)	(10)	-	21	(46)	-
NET INCOME	$668	$549	22%	$2,485	$2,223	12%

Earnings per share from continuing operations:
Basic earnings per common share	$0.78	$0.61	28%	$2.75	$2.47	11%
Diluted earnings per common share	$0.76	$0.60	27%	$2.69	$2.42	11%

Earnings per share from discontinued operations:
Basic earnings per common share	$(0.03)	$(0.01)	-	$0.02	$(0.05)	-
Diluted earnings per common share	$(0.03)	$(0.01)	-	$0.02	$(0.05)	-

Weighted Average Common Shares Outstanding:
Basic	892.6	916.3		897.3	920.0
Diluted	913.4	936.3		916.4	939.6

Dividends declared per common share	$0.21	$0.18		$0.81	$0.70

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
As of May 31, 2013

	May 31,	May 31,
(Dollars in millions)	2013	2012	% Change
ASSETS
Current assets:
Cash and equivalents	$3,337	$2,317	44%
Short-term investments	2,628	1,440	83%
Accounts receivable, net	3,117	3,132	0%
Inventories	3,434	3,222	7%
Deferred income taxes	308	262	18%
Prepaid expenses and other current assets	802	857	-6%
Assets of discontinued operations	-	615	-100%
Total current assets	13,626	11,845	15%
Property, plant and equipment	5,500	5,057	9%
Less accumulated depreciation	3,048	2,848	7%
Property, plant and equipment, net	2,452	2,209	11%
Identifiable intangible assets, net	382	370	3%
Goodwill	131	131	0%
Deferred income taxes and other assets	993	910	9%
TOTAL ASSETS	$17,584	$15,465	14%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$57	$49	16%
Notes payable	121	108	12%
Accounts payable	1,646	1,549	6%
Accrued liabilities	1,986	1,941	2%
Income taxes payable	98	65	51%
Liabilities of discontinued operations	18	170	-89%
Total current liabilities	3,926	3,882	1%
Long-term debt	1,210	228	431%
Deferred income taxes and other liabilities	1,292	974	33%
Redeemable preferred stock	-	-	-
Shareholders' equity	11,156	10,381	7%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,584	$15,465	14%

NIKE, Inc.
DIVISIONAL REVENUES1
For the period ended May 31, 2013

	THREE MONTHS ENDED		%	% Change Excluding	TWELVE MONTHS ENDED		%	% Change Excluding
(Dollars in millions)	5/31/2013	5/31/2012	Change	Currency Changes 2	5/31/2013	5/31/2012	Change	Currency Changes 2
North America
Footwear	$1,793	$1,668	7%	8%	$6,687	$5,887	14%	14%
Apparel	748	616	21%	22%	3,028	2,482	22%	22%
Equipment	173	140	24%	24%	672	470	43%	43%
Total	2,714	2,424	12%	12%	10,387	8,839	18%	18%
Western Europe
Footwear	695	651	7%	8%	2,646	2,526	5%	10%
Apparel	280	332	-16%	-15%	1,261	1,377	-8%	-4%
Equipment	49	56	-13%	-10%	221	241	-8%	-3%
Total	1,024	1,039	-1%	0%	4,128	4,144	0%	5%
Central & Eastern Europe
Footwear	223	195	14%	15%	714	671	6%	11%
Apparel	113	111	2%	3%	483	441	10%	14%
Equipment	25	24	4%	8%	90	88	2%	9%
Total	361	330	9%	11%	1,287	1,200	7%	12%
Greater China
Footwear	403	402	0%	-1%	1,493	1,518	-2%	-3%
Apparel	231	230	0%	-1%	829	896	-7%	-9%
Equipment	35	35	0%	-2%	131	125	5%	3%
Total	669	667	0%	-1%	2,453	2,539	-3%	-5%
Japan
Footwear	120	128	-6%	10%	429	439	-2%	5%
Apparel	77	91	-15%	0%	301	325	-7%	-1%
Equipment	17	22	-23%	-9%	61	71	-14%	-9%
Total	214	241	-11%	4%	791	835	-5%	1%
Emerging Markets
Footwear	658	607	8%	14%	2,570	2,387	8%	15%
Apparel	239	213	12%	18%	918	815	13%	19%
Equipment	63	50	26%	32%	230	209	10%	17%
Total	960	870	10%	16%	3,718	3,411	9%	16%
Global Brand Divisions3	33	27	22%	16%	117	111	5%	8%
Total NIKE Brand	5,975	5,598	7%	8%	22,881	21,079	9%	11%
Other Businesses4	732	663	10%	11%	2,500	2,298	9%	9%
Corporate5	(10)	(25)	-	-	(68)	(46)	-	-
Total NIKE, Inc. Revenues From Continuing Operations	$6,697	$6,236	7%	9%	$25,313	$23,331	8%	11%

Total NIKE Brand
Footwear	$3,892	$3,651	7%	8%	$14,539	$13,428	8%	11%
Apparel	1,688	1,593	6%	8%	6,820	6,336	8%	10%
Equipment	362	327	11%	13%	1,405	1,204	17%	20%
Global Brand Divisions3	33	27	22%	16%	117	111	5%	8%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2013 results have been restated using fiscal 2012 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	FISCAL YEAR ENDED		% Change	% Change Excluding Currency Changes 2
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS1	5/31/2013	5/31/2012
	(Dollars in millions)
NIKE Brand Revenues by:
Sales to Wholesale Customers	$18,438	$17,438	6%	8%
Sales Direct to Consumers	4,326	3,530	23%	24%
Global Brand Divisions	117	111	5%	8%
Total NIKE Brand Revenues as Reported	$22,881	$21,079	9%	11%

NIKE Brand Revenues on a Wholesale Equivalent Basis:3
Sales to Wholesale Customers	$18,438	$17,438	6%	8%
Sales from our Wholesale Operations to Direct to Consumer Operations	2,450	1,986	23%	25%
NIKE Brand Wholesale Equivalent Revenues	$20,888	$19,424	8%	10%

NIKE Brand Wholesale Equivalent Revenues by Category:3
Running	$4,274	$3,696	16%	18%
Basketball	2,627	2,169	21%	22%
Football (Soccer)	1,931	1,862	4%	9%
Men’s Training	2,380	2,064	15%	17%
Women’s Training	1,067	1,011	6%	8%
Action Sports	495	497	0%	2%
Sportswear	5,637	5,741	-2%	1%
Others4	2,477	2,384	4%	6%
Total NIKE Brand Wholesale Equivalent Revenues	$20,888	$19,424	8%	10%

1Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2Fiscal 2013 results have been restated using fiscal 2012 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3References to NIKE Brand wholesale equivalent revenues are intended to provide context as to the total size of our NIKE Brand market footprint if we had no Direct to Consumer operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers, and 2) internal sales from our wholesale operations to our Direct to Consumer operations which are charged at prices that are comparable to prices charged to external wholesale customers.

4Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
	FISCAL YEAR ENDED
SUPPLEMENTAL OTHER BUSINESSES REVENUE DETAILS	5/31/2013	5/31/2012	% Change	% Change Excluding Currency Changes 1

Other Businesses:
Converse	$1,449	$1,324	9%	9%
NIKE Golf	791	726	9%	10%
Hurley	260	248	5%	5%
Total Revenues for Other Businesses	$2,500	$2,298	9%	9%

1 Fiscal 2013 results have been restated using fiscal 2012 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES1,2
For the period ended May 31, 2013

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2013	5/31/2012	Change	5/31/2013	5/31/2012	Change
North America	$723	$562	29%	$2,534	$2,030	25%
Western Europe	135	133	2%	640	597	7%
Central & Eastern Europe	84	71	18%	259	234	11%
Greater China	242	247	-2%	809	911	-11%
Japan	42	43	-2%	133	136	-2%
Emerging Markets	262	201	30%	1,011	853	19%
Global Brand Divisions3	(373)	(354)	-5%	(1,396)	(1,200)	-16%
TOTAL NIKE BRAND	1,115	903	23%	3,990	3,561	12%
Other Businesses4	127	105	21%	456	385	18%
Corporate5	(337)	(272)	-24%	(1,177)	(917)	-28%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$905	$736	23%	$3,269	$3,029	8%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other Businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1
As of May 31, 2013

	Reported Futures Orders	Excluding Currency Changes 2
North America	12%	12%
Western Europe	2%	0%
Central & Eastern Europe	14%	12%
Greater China	3%	0%
Japan	-17%	6%
Emerging Markets	12%	12%
Total NIKE Brand Reported Futures	8%	8%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from June 2013 through November 2013.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.